Exhibit 10.2

July 22, 2010

This letter sets forth the agreement between CardioNet, Inc. (the “Company”) and Randy H. Thurman, Chairman of the Board of the Company, supplementing the terms and conditions of Mr. Thurman’s resignation as chief executive officer of the Company, as set forth in the attached letter from Mr. Thurman dated June 15, 2010 (the “June 15 letter”).  In particular, the parties agree as follows: (1) effective as of July 1, 2010, Mr. Thurman shall be permitted to elect to continue to participate in the Company’s medical, dental and other health plans on the same general terms and conditions as were applicable immediately prior to his resignation as chief executive officer, subject to changes in the plan’s terms and conditions as are applicable to other plan participants from time to time, and subject to the requirement that Mr. Thurman must pay the full premium for the coverage elected; (2) the arrangement described in (1) shall continue to apply for the period during which Mr. Thurman serves on the Company’s board of directors; provided, however, that the arrangement shall (i) be terminable by the Company in the event that the arrangement becomes impracticable or results in adverse tax consequences to Mr. Thurman or the Company; and (ii) terminate upon Mr. Thurman’s obtaining comparable healthcare coverage through a successor employer; and (3) except as otherwise provided in this letter agreement, the June 15 letter shall continue to apply by its terms.

Sincerely yours,

Ron Ahrens
Lead Director

Accepted and agreed to:

Randy H. Thurman